EXHIBIT (99.1)

News	Contact Ted Lowen (Media) 732-205-6360 Gavin A. Bell (Investor Relations) 732-205-6313 Ref. #C1433 Engelhard Corporation 101 Wood Avenue P.O. Box 770 Iselin, NJ 08830-0770

For immediate release

ENGELHARD REPORTS 15% INCREASE IN FOURTH-QUARTER
EARNINGS PER SHARE FROM CONTINUING OPERATIONS

ISELIN, NJ, February 2, 2006 - Engelhard Corporation (NYSE: EC) today reported income from continuing operations for the fourth quarter ended December 31 of  $65 million, or 54 cents per share, compared with $58 million, or 47 cents per share, for the same period in 2004. Fourth-quarter 2005 results included a benefit of three cents per share related to tax items, while the prior-year quarter included a benefit of five cents per share resulting from the liquidation of the former Engelhard-CLAL joint venture’s assets.
Net sales grew 26% to $1.3 billion in the fourth quarter of 2005, up from $1.0 billion in the prior-year period.
Full-year 2005 income from continuing operations was $246 million, or $2.02 per share, compared with $237 million, or $1.89 per share in 2004, which included three cents per share of net-positive special items. Sales for the full year 2005 were $4.6 billion compared with $4.1 billion in 2004.
“The significant investments we made in recent years in both organic growth initiatives and strategic acquisitions are just beginning to pay off,” said Barry W. Perry, chairman and chief executive officer. “Our fourth-quarter results are consistent with our business plans and reflect that our actions have positioned Engelhard to generate strong earnings growth over the next several years.”

Fourth-Quarter Operating Results
Operating earnings from Environmental Technologies were $33 million, while net sales rose 25% to $270 million. Higher revenues were driven primarily by strength in the European light-duty diesel market.
“Engelhard is uniquely positioned to capitalize on the significant increase in demand projected for sophisticated emission-control technologies as more stringent regulatory guidelines covering light-, medium-, and heavy-duty emissions begin to take effect in major industrial markets around the globe,” Mr. Perry said. “Beginning in 2007, the introduction of stricter clean air regulations in Europe, the U.S. and Asia, including China, is expected to fuel Environmental Technologies’ annual earnings growth in the low-teens through 2010.”
Operating earnings from Process Technologies increased 19% to $32 million as a result of continued strong demand for technologies for petroleum refining and chemical- process markets. Sales rose 13% to $200 million.
“Strong technology leadership positions in petroleum refining and chemical- process markets give us confidence that we can achieve our business plan target of mid-teens annual earnings growth through 2010 in this segment,” Mr. Perry stated.
Operating earnings from Appearance and Performance Technologies fell 3% to $10 million, primarily resulting from the impact of a severe hurricane season and the continuing negative impact of higher natural gas prices, which was an incremental cost of $6 million versus the prior-year period. Fourth-quarter 2004 results included a charge of $6.6 million resulting from the decision to consolidate certain manufacturing operations to improve efficiencies at the company’s Middle Georgia Operations, which manufacture kaolin-based products. Sales rose 7% to $177 million in the fourth quarter of 2005.
“The full impact of our price increases and surcharges to mitigate the impact of high natural gas prices will begin to benefit results in the first quarter of 2006,” said Mr. Perry. “We expect price recovery, stronger sales of kaolin-based technologies for non-paper applications and continued strength in cosmetics and personal care to drive double-digit annual earnings growth through 2010.”
Operating earnings from Materials Services were $12 million, an increase of about $8 million versus a year ago. Sales were $595 million, compared with $441 million in last year’s fourth quarter.

“We expect Materials Services to drive shareholder value both as an enabler for catalyst sales and as a source of cash with high returns on invested capital,” said Mr. Perry.
Earnings from equity investments were $8 million in the fourth quarter. Equity earnings from the company’s equity-method joint ventures, which primarily serve the Japanese and Korean automotive catalyst markets, delivered a 25% compound annual growth rate over the past three years.

Performance Outlook

“Our business plan calls for double-digit earnings growth from our technology segments, strong free cash flow generation and a 13% return on average capital in 2006,” Mr. Perry said. “We expect balanced performance across our technology segments and ongoing pricing and productivity initiatives to provide a strong underlying financial base over our five-year business plan period. In the 2006-2010 timeframe, the business plan calls for earnings per share growth of approximately 16.5%, revenue growth of 8% per year, over 300 basis points of operating margin improvement, cumulative free cash flow of well more than $500 million and returns on average capital of 14-15%.”
Engelhard Corporation is a surface and materials science company that develops technologies to improve customers’ products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard on the Internet at www.engelhard.com.
Forward-looking statements: This document contains forward-looking statements in management’s comments. There are a number of factors that could cause Engelhard’s actual results to vary materially from those projected in the forward-looking statements. For a more thorough discussion of these factors and the key assumptions underlying these forward-looking statements, please refer to "Forward-Looking Statements" (exclusing the first and last sentence thereof) on page 30 of Engelhard's 2004 Form 10-K, dated March 11, 2005, and Exhibit (a)(11) to Amendment No. 2 to the Company's Schedule 14D-9 (Investor Presentation entitled "Engelhard Response to BASF Offer") (exclusing the last paragraph of page 33 thereof), filed on February 2, 2006.

Additional Information and Where To Find It

This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of Engelhard. In connection with the proposed transaction, BASF filed a Tender Offer Statement on Schedule TO on January 9, 2006, which has been amended (the “Tender Offer Statement”). Engelhard has filed certain materials with the SEC, including a Solicitation/Recommendation Statement on Schedule 14D-9, which has been amended (the “Schedule 14D-9”). Engelhard plans to file with the SEC and mail to its shareholders a Proxy Statement on Form 14A relating to the 2006 annual meeting of shareholders and the election of directors (the “2006 Proxy Statement”). Information regarding the names of Engelhard’s directors and executive officers and their respective interests in Engelhard by security holdings or otherwise is set forth in Engelhard’s Proxy Statement relating to the 2005 annual meeting of shareholders (“2005 Proxy Statement”). Additional information regarding the interests of such potential participants will be included in the 2006 Proxy Statement and other relevant documents to be filed with the SEC in connection with Engelhard’s 2006 annual meeting of stockholders that will be filed with the SEC.
INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and

security holders may obtain a free copy of the Tender Offer Statement, Schedule 14D-9, 2005 Proxy Statement, 2006 Proxy Statement (when it is filed and becomes available) and other documents filed by Engelhard or BASF with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of each of the Schedule 14D-9, 2005 Proxy Statement and 2006 Proxy Statement (when it is filed and becomes available), as well as Engelhard’s related filings with the SEC, from Engelhard by directing a request to Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830, Attention: Investor Relations or 732-205-5000.
Copies of Engelhard’s letter to stockholders and Schedule 14D-9 may also be obtained from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by email at Engelhard@mackenziepartners.com.

ENGELHARD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Thousands, except per-share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$1,271,834	$1,010,260	$4,597,016	$4,136,109
Cost of sales	1,082,569	838,442	3,879,014	3,465,509
Gross profit	189,265	171,818	718,002	670,600
Selling, administrative and other expenses	111,659	103,891	419,397	389,095
Special charge	-	5,304	-	5,304
Operating earnings	77,606	62,623	298,605	276,201
Equity in earnings of affiliates	8,327	18,192	32,564	37,582
Loss on investments	(406)	(664)	(239)	(663)
Interest expense, net	(6,758)	(5,077)	(25,504)	(18,499)
Earnings before income taxes	78,769	75,074	305,426	294,621
Income tax expense	13,684	16,705	59,078	57,405
Income from continuing operations	65,085	58,369	246,348	237,216
Loss from discontinued operations, net of taxes	(1,201)	(233)	(8,106)	(1,688)
Net Income	$63,884	$58,136	$238,242	$235,528

Earnings per share from continuing operations:
Basic	$0.54	$0.48	$2.05	$1.93
Diluted	$0.54	$0.47	$2.02	$1.89

Earnings per share from discontinued operations:
Basic	$(0.01)	$-	$(0.07)	$(0.01)
Diluted	$(0.01)	$-	$(0.07)	$(0.01)

Earnings per share:
Basic	$0.53	$0.48	$1.98	$1.91
Diluted	$0.53	$0.47	$1.95	$1.88

Cash dividends paid per share	$0.12	$0.11	$0.48	$0.44
Average number of shares outstanding - basic	119,692	121,877	120,291	123,155
Average number of shares outstanding - diluted	121,570	124,059	122,215	125,350
Actual number of shares outstanding at end of period	120,640	122,413	120,640	122,413

Had compensation cost for Engelhard’s stock option plans been determined based on the fair value at grant date consistent with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” (assuming SFAS No. 123 was adopted on its effective date of October 1995), Engelhard would have reported net earnings and diluted earnings per share as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Pro forma information (in thousands, except per-share data)	2005	2004	2005	2004
Net earnings - as reported	$63,884	$58,136	$238,242	$235,528
Net earnings - pro forma	60,910	55,132	231,383	228,091
Diluted earnings per share - as reported	0.53	0.47	1.95	1.88
Diluted earnings per share - pro forma	0.50	0.44	1.89	1.82

ENGELHARD CORPORATION
BUSINESS SEGMENT INFORMATION
(Thousands)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	Change	2005	2004	Change
Net Sales
Environmental Technologies	$270,312	$215,436	25%	$1,008,727	$883,337	14%
Process Technologies	199,580	175,978	13%	687,132	615,187	12%
Appearance and Performance Technologies	177,384	166,481	7%	726,076	690,200	5%
Technology segments	647,276	557,895	16%	2,421,935	2,188,724	11%
Materials Services	594,747	441,386	35%	2,096,275	1,895,014	11%
All Other	29,811	10,979	172%	78,806	52,371	50%
Total net sales	$1,271,834	$1,010,260	26%	$4,597,016	$4,136,109	11%

Operating Earnings
Environmental Technologies	$32,564	$34,018	-4%	$140,891	$138,274	2%
Process Technologies	32,357	27,233	19%	97,991	87,318	12%
Appearance and Performance Technologies	10,071	10,399	-3%	65,570	68,520	-4%
Technology segments	74,992	71,650	5%	304,452	294,112	4%
Materials Services	11,727	3,419	243%	28,433	16,779	69%
All Other	(9,113)	(12,446)	-27%	(34,280)	(34,690)	-1%
Total operating earnings	77,606	62,623	24%	298,605	276,201	8%
Equity in earnings of affiliates	8,327	18,192	-54%	32,564	37,582	-13%
Loss on investment	(406)	(664)	-39%	(239)	(663)	-64%
Interest expense, net	(6,758)	(5,077)	33%	(25,504)	(18,499)	38%
Earnings before income taxes	78,769	75,074	5%	305,426	294,621	4%
Income tax expense	13,684	16,705	-18%	59,078	57,405	3%
Income from continuing operations	65,085	58,369	12%	246,348	237,216	4%
Loss from discontinued operations, net of taxes	(1,201)	(233)	415%	(8,106)	(1,688)	380%
Net Income	$63,884	$58,136	10%	$238,242	$235,528	1%

ENGELHARD CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)
(Unaudited)

	December 31, 2005	December 31, 2004
Cash	$41,619	$126,229
Receivables, net	526,962	406,962
Committed metal positions	904,953	457,498
Inventories	532,638	458,020
Other current assets	145,392	140,740
Total current assets	2,151,564	1,589,449
Investments	204,495	179,160
Property, plant and equipment, net	936,193	902,751
Goodwill	400,719	330,798
Other intangible and noncurrent assets	186,007	176,434
Total assets	$3,878,978	$3,178,592
Short-term borrowings	$48,784	$11,952
Current maturities of long-term debt	120,852	73
Accounts payable	561,955	375,343
Hedged metal obligations	640,812	292,880
Other current liabilities	265,359	249,419
Total current liabilities	1,637,762	929,667
Long-term debt	430,500	513,680
Other noncurrent liabilities	321,554	320,932
Shareholders’ equity	1,489,162	1,414,313
Total liabilities and shareholders’ equity	$3,878,978	$3,178,592

ENGELHARD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2005	2004
Cash flows from operating activities
Net earnings	$238,242	$235,528
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	126,933	124,951
Amortization of intangible assets	5,463	3,736
Equity results, net of dividends	(17,167)	(16,038)
Net change in assets and liabilities:
Materials Services related	6,152	(31,566)
All other	(101,529)	6,771
Net cash provided by operating activities	258,094	323,382

Cash flows from investing activities
Capital expenditures	(141,616)	(123,168)
Proceeds from investments	-	1,988
Acquisitions and other investments	(165,970)	(68,640)
Net cash used in investing activities	(307,586)	(189,820)

Cash flows from financing activities
Increase (decrease) in short-term borrowings	31,163	(56,250)
Proceeds from long-term debt	48,872	108,596
Purchase of treasury stock	(92,156)	(113,027)
Cash from exercise of stock options	23,395	24,420
Dividends paid	(57,880)	(54,281)
Net cash used in financing activities	(46,606)	(90,542)

Effect of exchange rate changes on cash	11,488	(4,680)
Net (decrease) increase in cash	(84,610)	38,340
Cash at beginning of year	126,229	87,889
Cash at end of period	$41,619	$126,229